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                                                                     EXHIBIT 5.1

                         BROBECK, PHLEGER & HARRISON LLP
                                   ONE MARKET
                                   SPEAR TOWER
                         SAN FRANCISCO. CALIFORNIA 94105
                            TELEPHONE: (415) 442-0900
                            FACSIMILE: (415) 442-1010


                                  June 17, 1996



Calpine Corporation
50 West San Fernando Street
San Jose, California  95113

Ladies and Gentlemen:

                  We have acted as counsel to Calpine Corporation, a California corporation (the "Company"), in connection with its registration of $180,000,000 of 10-1/2% Senior Notes Due 2006 (the "Senior Notes") proposed to be issued by the Company as described in the Company's Registration Statement on Form S-4, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement").

                  In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Articles of Incorporation, the Company's Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memorandum or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

                  On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Senior Notes have been duly authorized, and when sold and issued by the Company, will be validly issued, fully paid and nonassessable.

                  We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which is part of the Registration Statement.

                                   Very truly yours,

                                   BROBECK, PHLEGER & HARRISON LLP